Exhibit 10.01

AWS PRIVATE PRICING ADDENDUM

This Addendum supplements the Agreement and is entered into by and among the parties listed on this page.

Addendum Effective Date: The date the last party signs this Addendum.

AMAZON WEB SERVICES, INC.		COMPANHIA BRASILEIRA DE TECNOLOGIA PARA E-COMMERCE S.A. (“you”)

By:	/s/ Marco De la Cuesta	By:	/s/ Breno Rosso
Name: Marco De la Cuesta Title: Authorized Signatory Date signed: December 11, 2020		Name: Breno Rosso Title: VP Finance Date signed: December 11, 2020

AMAZON WEB SERVICES EMEA SARL

By:	/s/ Steve Seymour
Name: Steve Seymour Title: Authorized Signatory Date signed: December 11, 2020

AMAZON AWS SERVIÇOS BRASIL LTDA.

By:	/s/ Cleber Pereira de Morais
Name: Cleber Pereira de Morais Title: Authorized Signatory Date signed: December 11, 2020

Term	Meaning
Discount Term	January 1, 2021 – December 31, 2025

Contract Year	Contract Year 1: January 1, 2021 – December 31, 2021 Contract Year 2: January 1, 2022 – December 31, 2022 Contract Year 3: January 1, 2023 – December 31, 2023 Contract Year 4: January 1, 2024 – December 31, 2024 Contract Year 5: January 1, 2025 – December 31, 2025

Eligible Payer Accounts	0531-3149-1888

Cross-Service Discount	[xxxxx]%

Spend Commitment	Contract Year 1: $[xxxxxx] Contract Year 2: [xxxxxx] Contract Year 3: $[xxxxxx] Contract Year 4: $[xxxxxx] Contract Year 5: $[xxxxxx]

Exhibit 10.01

Commitment-Eligible Fees

The following amounts, which count towards your Spend Commitment:

(a)        the following fees incurred under Eligible Accounts (excluding fees paid for by applying the Available Balance in accordance with Section 7, excluding taxes, and net of any applicable discounts and refunds):

(i)        fees for use of Services in Eligible Regions; and

(ii)        50% of fees for purchases on AWS Marketplace; and

(b)        fees incurred for use of products and services sold by Elemental Technologies LLC, for so long as it is an AWS Affiliate (excluding taxes, and net of any applicable discounts and refunds).

2.        Termination of Prior Addendum. The Prior Addendum is terminated as of the first day of the Discount Term.

3.        Discount. AWS will apply the Cross-Service Discount to fees for use of Eligible Services. AWS will apply any discounting expressed as a percentage to Public Pricing. The discounting under this Addendum may not be combined with any other discounts (including with any discounts on the AWS Site). AWS will apply the Cross-Service Discount except where any component of an Eligible Service is entitled to discounting under another agreement. AWS will apply the discounting under this Addendum during the Discount Term so long as you are complying with the terms of this Addendum.

4.        Acknowledgment. The parties acknowledge that they intend to enter into a strategic collaboration agreement that may include incentives from AWS equivalent to an amount of up to $[xxxxx] in cash and up to $[xxxxx] in credits (“SCA”). Any cash or credits you receive under the SCA will be used, disbursed and applied in accordance with the terms and conditions set out in the SCA. Nothing in this Section obligates the parties to enter into the SCA.

5.        Commitment. You agree to incur Commitment-Eligible Fees during each Contract Year at least equal to the corresponding Spend Commitment. If the Commitment-Eligible Fees incurred during a Contract Year are less than the corresponding Spend Commitment, then you will pay AWS a Spend Commitment Shortfall Payment.

6.        Payments. Except as otherwise provided in this Addendum, you will pay all fees for use of Eligible Services and other amounts due under this Addendum via check or wire transfer and in accordance with the payment terms of the Agreement. You will make all payments in a payment currency supported by AWS. As of the Addendum Effective Date, AWS, Inc. and AWS Europe accept payment in U.S. dollars. All payment obligations under this Addendum will survive expiration or termination of this Addendum. Any AWS Party may request payment from you under this Addendum.

7.        Available Balance. During the term of this Addendum, AWS will apply the Available Balance to fees and any taxes for use of Eligible Services, provided that any portion of the Available Balance that is paid to an AWS Party in a currency other than U.S. dollars will only be applied to fees and any taxes for use of Eligible Services provided by that AWS Party. The Available Balance is nonrefundable, will not reduce your Spend Commitment Shortfall Payment obligations, and is not a deposit for or credit toward the purchase of any services after the Discount Term. After the Discount Term, AWS will invoice you for an amount equal to any remaining Available Balance, and the Available Balance will be applied against such invoiced amount.

8.        Term; Termination.

a)	Term. The term of this Addendum commences on the Addendum Effective Date and ends on the last day of the Discount Term.

b)

Termination. This Addendum will automatically terminate upon any termination of the Agreement. Notwithstanding any termination for convenience rights in the Agreement, neither AWS nor you may terminate the Agreement for convenience during the term of this Addendum. Each party may terminate

Exhibit 10.01

this Addendum for cause upon written notice if the other party is in material breach of this Addendum, provided that the breaching party will have 30 days from receipt of the notice to cure any material breach that can be cured.

c)	Effect of Termination.

i.	Termination by You. If you terminate this Addendum or the Agreement for cause, any Spend Commitment Shortfall Payment obligations arising after the effective date of such termination will not apply.

ii.

Termination by AWS. If AWS terminates this Addendum or the Agreement for cause, you will pay AWS the Return Amount. Following such payment, any Spend Commitment Shortfall Payment obligations arising after the effective date of such termination will not apply.

9.        Enterprise Support. Unless the Eligible Accounts are already enrolled, AWS will, starting on the first day of the Discount Term, enroll the Eligible Accounts in AWS Enterprise Support. You and your Affiliates will maintain any such enrollment throughout the term of this Addendum.

10.      References. You grant to AWS and its Affiliates a non-exclusive, worldwide, royalty-free right and license to use your company name and logos (provided promptly by you to AWS and its Affiliates, upon AWS’s or its Affiliate’s request) to identify you as an Amazon Web Services customer. This license will survive after the term of this Addendum, provided you may terminate this license at any time after termination of this Addendum by giving AWS and its Affiliates at least 30 days’ written notice. Upon termination of this license, AWS and its Affiliates will remove your company name and logos from the AWS Site, but AWS and its Affiliates may continue to use your company name and logos in any other items produced before termination of this license.

11.      Preferred Cloud Provider. You agree that AWS and its Affiliates may publicly and privately state that Amazon Web Services is your and your Affiliates’ “preferred cloud provider.” You and your Affiliates will refer to Amazon Web Services as your and your Affiliates’ “preferred cloud provider” in any public and private statements you and your Affiliates make regarding your use of cloud services.

12.      Affiliates. If any Eligible Accounts are owned by one of your Affiliates and not by you directly, then you and all such Affiliates will be jointly and severally liable for all of your obligations under this Addendum. You represent and warrant that: (a) you have the full power and authority to enter into this Addendum and legally bind your Affiliates to the terms of this Addendum; and (b) all Eligible Accounts that are owned by an Affiliate were and will be opened by such Affiliate for use by such Affiliate or agents or subcontractors performing work on behalf of such Affiliate. All use of the Services by any of such Affiliates under Eligible Accounts will be governed by the agreement between AWS and such Affiliate governing its use of the Services.

13.      Nondisclosure. Each party agrees that the existence and terms of this Addendum are not publicly known and will not be disclosed by that party.

14.      Miscellaneous. Any exercise of rights under this Addendum will be without prejudice to any other rights or remedies a party has under this Addendum or the Agreement. With respect to the subject matter hereof, this Addendum, together with the Agreement as amended by this Addendum: (a) is intended by the parties as the final, complete and exclusive expression of the terms of their agreement; and (b) supersedes all prior agreements and understandings (whether oral or written) between the parties. If there is a conflict between the Agreement and this Addendum, this Addendum will prevail. If there is a conflict between this Addendum and any other amendment or addendum to the Agreement or to this Addendum, the document later in time will prevail. This Addendum may be executed in two or more counterparts. All currency values in this Addendum are in U.S. dollars.

15.      Definitions. Capitalized terms have the meanings set forth in the Agreement or described on the AWS Site unless otherwise defined in this Addendum.

“Affiliate” means any entity that directly or indirectly controls, is controlled by or is under common control with that party.

Exhibit 10.01

“Agreement” means the AWS Customer Agreement available at http://aws.amazon.com/agreement or other written agreement between AWS and you governing your use of the Services.

“Available Balance” means the remaining balance of any Spend Commitment Short-fall Payment paid to AWS during the term of this Addendum.

“AWS” means Amazon Web Services, Inc. (“AWS, Inc.”), Amazon Web Services EMEA SARL (“AWS Europe”), Amazon AWS Serviços Brasil Ltda. and each other entity identified at https://aws.amazon.com/legal/aws-contracting-party that has agreed, following your request, to become a party to this Addendum based on the location you have set for an Eligible Account (each, an “AWS Party”).

“Eligible Accounts” means the following AWS accounts: (i) the Eligible Payer Ac-counts, other than any Eligible Payer Account that AWS agrees to remove at your re-quest; (ii) any AWS account that AWS agrees to add as an Eligible Payer Account at your request; and (iii) any Member Accounts joined via AWS Organizations to an Eli-gible Payer Account; provided that this Addendum: (x) applies only to AWS accounts that have been opened by you or your Affiliates for use by you or your Affiliates, that are associated with a location that corresponds to an AWS Party, and that are registered with email addresses issued by you or your Affiliates; and (y) will not apply to any Eligible Payer Account that is joined via AWS Organizations to an AWS account that is not an Eligible Account.

“Eligible Regions” means the AWS regions and locations listed at https://regionslist.s3.amazonaws.com/ Eligible+Regions.pdf.

“Eligible Services” means all Services used in Eligible Regions under Eligible Accounts except the Services listed at https://ineligibleserviceslist.s3.amazonaws.com/s3.amazonaws.com/Ineligible+Services.pdf. AWS may only add a Service to this list within 30 days after such Service is made generally available to the public.

“Prior Addendum” means the AWS Private Pricing Addendum, effective as of December 6, 2019, by and between AWS and you.

“Public Pricing” means the pricing for the Eligible Services as described on the AWS Site.

“Return Amount” means the amount of the total discounting received under this Addendum.

“Spend Commitment Shortfall Payment” means an amount equal to the Spend Commitment for the applicable Contract Year less the Commitment-Eligible Fees incurred during such Contract Year.